Exhibit 99.1
CONCHO RESOURCES INC. BORROWING BASE INCREASED TO $1.2 BILLION
MIDLAND, Texas, April 29, 2010 (Business Wire) — Concho Resources Inc. (NYSE: CXO) (“Concho” or the “Company”) today reported that its bank group has completed a semi-annual redetermination of the Company’s borrowing base for its credit facility and that, as a result, the borrowing base has been increased from $955.9 million to $1.2 billion. Pro forma for the effect of the increased borrowing base, Concho would have had approximately $870 million available under its credit facility at March 31, 2010. The next semi-annual redetermination of the Company’s borrowing base is scheduled for October 2010.
About Concho Resources Inc.
Concho Resources Inc. is an independent oil and natural gas company engaged in the acquisition, development, and exploration of oil and natural gas properties. The Company’s operations are focused in the Permian Basin of Southeast New Mexico and West Texas. In addition, the Company is involved in a number of emerging plays. For more information, visit Concho’s website at www.conchoresources.com.
Contact:
Concho Resources Inc.
Jack Harper (432) 683-7443
Vice President — Capital Markets and Business Development